Exhibit 4.12

Equity Interest Pledge Agreement

This Equity Interest Pledge Agreement (hereinafter referred to as the “Agreement”) was signed by the following parties on May 1, 2025 in Beijing of the People’s Republic of China:

Party A:

Beijing Lexuebang Network Technology Co., Ltd., a wholly foreign-owned enterprise legally established and subsisting under the laws of the PRC with a unified social credit code of 911101083217069797 and a registered address of W105, 1st Floor, Building 7, East Area, Courtyard #10, Xibeiwang East Road, Haidian District, Beijing.

Party B:	Current Shareholders of Party C, as listed in Appendix I hereto, with their capital contribution to and ratio of capital contribution of Party C set forth in Appendix I hereto.

Party C:

Shanghai Duwen Education Technology Co., Ltd., a limited liability company legally established and subsisting under the laws of the PRC with the unified social credit code of 91310112MAE7QHMT4C and the registered address at #2800, Wanyuan Road, Minhang District, Shanghai.

(Party A, Party B and Party C are individually referred to as a “party”, collectively referred to as the “parties”.)

Whereas:

(1)	Party A, Party B and Party C have respectively signed the agreements as set out in Appendix II to this Agreement (hereinafter collectively referred to as the “Master Contract”); and

(2)

On the date hereof, Party B holds a total of 100% equity of Party C; Party B intends to pledge its own 100% equity of Party C to Party A unconditionally, as the guarantee for performance of all the obligations under the Master Contract by Party B, Party C and Party C’s subsidiaries (hereinafter referred to as the “Party C’s subsidiaries”). Party A also agrees to accept the above-mentioned guarantee interests (hereinafter referred to as the “pledge”).

In view of this, the three parties, namely Party A, Party B and Party C have, upon amicable negotiations, reached the following agreements for joint compliance:

1.	Pledge

Party B agrees to unconditionally and irrevocably pledge all of its own 100% equity of Party C (hereinafter referred to as “pledged equity”) to Party A, as the guarantee for performance of all the obligations under the Master Contract by Party B and Party C.

2.	Scope of guarantee

The guarantee of pledged equity under this Agreement covers all the obligations of Party B and Party C under the Master Contract (including but not limited to any monies, dividends, bonuses or any assets, liquidated damages, damages due but not paid to Party A etc.) and the expenses incurred for realizing main creditor’s rights and pledges, as well as all other related costs, but not limited to the amount of secured creditor’s rights as recorded in the administration for industry and commerce.

3.	Pledge period and cancellation of the pledge

3.1

The pledge of equity under this Agreement has been established since its registration with the administration for industry and commerce to which Party C belongs, and terminated until all of the Master Contract has been fulfilled, lapsed or terminated (whichever is later), and all the secured debts agreed in Article 2 have been settled. All parties jointly confirm that, for the purpose of handling the industrial and commercial registration formalities for the pledge of equity, all parties shall submit this Agreement or an equity interest pledge contract (hereinafter referred to as the “Industrial and Commercial Registration Pledge Contract”), which is signed in the form required by the administration for industry and commerce of the place where Party C is located and truly reflects the pledge information under this Agreement. For matters not stipulated in the Industrial and Commercial Registration Pledge Contract, this Agreement shall prevail. During the term of the pledge, if Party B or Party C fails to fulfil any of its obligations under the Master Contract, or in the event of occurrence of any default as stipulated in Article 6.1 of this Agreement, Party A shall have the right but not be obliged to dispose of the pledged equity in accordance with the provisions of this Agreement.

3.2

After all of the Master Contract has been fulfilled, lapsed or terminated (whichever is later), and Party B and/or Party C fully and completely fulfilled all of the contractual obligations under the Master Contract and all the secured debts agreed in Article 2 of this contract have been settled, Party A shall, at the request of Party B, terminate the pledge of equity under this Agreement, and cooperate with Party B in handling the registration cancellation of the pledge of equity registered in the register of shareholders of Party C and in the administration for industry and commerce. The expenses arising from cancellation of the pledge of equity shall be borne by Party C.

4.	Pledge registration and custody of pledge record

4.1

Party B and Party C undertake to Party A that Party B and Party C will (i) record the pledge of equity under this Agreement on the register of shareholders of Party C as set out in Appendix III at the date of signing this Agreement and deliver the register of shareholders recording the pledge of equity to Party A for its custody; (ii) within thirty (30) working days from the date of signing this Agreement or within the fastest time limit as may be practicable, file record of the registration of the aforementioned pledge of equity with the relevant industrial and commercial registration authorities, and obtain a written certificate of registration filing from such registration authorities. Subject to the other provisions of this Agreement, during the term of this Agreement, Party C’s register of shareholders shall be kept by Party A or its designated officers, except for the registration and amendments necessary for the operation of Party C.

4.2

Party B and Party C further undertake that after the signing of this Agreement, Party B may increase capital contribution to Party C with the prior consent of Party A, provided that the equity arising from any increase in Party C’s equity by Party B is part of the pledged equity under this Agreement. Party B and Party C are obliged to make any necessary amendments to the register of shareholders and the amount of their capital contribution in the relevant company immediately after completion of the relevant capital increase and fulfil the pledge registration procedures stipulated in Article 4.1.

4.3

All expenses and actual expenses related to this Agreement, including but not limited to registration fee, production costs, stamp duty and any other taxes, fees, etc., shall be borne by Party A in accordance with the provisions of the relevant laws and regulations.

4.4

During the period of pledge stipulated in this Agreement, Party B shall deliver the certificate of capital contribution to Party A for its custody within one week after the signing of this Agreement. Party A shall keep such document for the entire period of the pledge stipulated in this Agreement. During the period of the pledge, Party A shall have the right to receive dividends arising from the pledged equity.

5.	Undertaking and guarantee of Party B and Party C

Party B and Party C shall severally and jointly undertake and guarantee to Party A as follows:

5.1

Party B is the legal owner of the pledged equity and there is no dispute over the ownership of the relevant pledged equity that has been or may have occurred. Party B has the right to dispose of pledged shares and any part thereof, and such right of disposal shall not be restricted by any third party.

5.2	Except for this Agreement and the “Exclusive Call Option Agreement” signed by all the related parties, Party B has not set any other pledge or third party rights on the pledged shares.

5.3

Party B and Party C fully understand the contents of this Agreement. The signing and performance of this Agreement are voluntary and all the representations are true. Party B and Party C have taken all necessary measures at Party A’s reasonable request, obtained all internal authorization necessary for signing and performing this Agreement, signed all the necessary documents and obtained the consent and approval of government departments and third parties (if involved) to ensure that the pledge of equity under this Agreement is lawful and valid.

5.4

The signing, delivery and performance of this Agreement shall not (i) cause a violation of any relevant PRC law; (ii) contradict with Party C’s Articles of Association or any other organizational documents; (iii) cause a breach of any contract or document to which it is a party or is bound; or cconstitute a breach of contract under any contract or document to which it is a party or is bound; (iv) cause a breach of any permission or approval granted to either party and (or) any conditions which continue to be valid; or (v) cause termination or revocation of any permission or approval granted to either party or imposition of additional conditions on either party.

5.5

During the duration of this Agreement, Party B shall not transfer the pledged equity without the prior written consent of Party A. No other person shall be authorized to exercise any rights and interests, options or other rights in connection with the pledged equity, and shall not establish or allow the existence of any third party guarantee interest in respect of the pledged equity or dispose of the pledged equity in any other manner that may affect Party A’s pledge.

5.6

During the duration of this Agreement, Party B and Party C shall comply with and implement the provisions of all laws and regulations of the People’s Republic of China pertaining to the pledge of rights. Upon receipt of the notice, order or recommendation issued by the relevant competent authorities on pledged equity and / or pledges under this Agreement, Party B and Party C shall present the above-mentioned notice, order or recommendation to Party A within five working days, at the same time comply with the above-mentioned notice, order or recommendation, or propose objection opinions and representation on the above-mentioned matter at Party A’s reasonable request or with the written consent of Party A.

5.7

Party B and Party C will not implement, procure or permit the other party to commit any act that may derogate, endanger or otherwise impair the value of pledged equity or Party A’s pledge. Party B and Party C shall notify Party A in writing within five working days from the date of knowing any event and action that may affect the value of pledged equity or Party A’s pledge. Party A shall not be held accountable for any reduction in the value of pledged equity and neither Party B nor Party C shall have any right to make any claim or any request in any form against Party A.

5.8

Subject to the provisions of the relevant PRC laws and regulations, the pledge of equity under this Agreement is a continuous guarantee and will remain in full force and effect for the duration of this Agreement even if neither Party B nor Party C is insolvent, liquidated, incapacitated or has incurred any change of organization or status, or any offsetting of funds between the parties, or any other event, the pledge of equity under this Agreement will not be affected.

5.9

For the purpose of the implementation of this Agreement, Party A shall have the right to dispose of the pledged equity in the manner provided in this Agreement and Party A shall, at the time of exercising its right in accordance with the terms of this Agreement, not be subject to interruption or prejudice arising from legal proceedings made by Party B or Party C or successors of Party B or Party C, or trustees of Party B or Party C or any other person.

5.10

For the purpose of protecting or improving the guarantee provided by this Agreement for performance of the obligation under the Master Contract by Party B and Party C, Party B and Party C will sign honestly and procure other parties interested in the pledged equity to sign all rights certificates, contracts relating to the implementation of this Agreement at Party A’s request, and / or perform and procure other interested parties to perform any act relating to the implementation of this Agreement at Party A’s request, and facilitate the exercise of Party A’s rights and authorization entitled under this Agreement.

5.11	For the purpose of protecting the interests of Party A, Party B and Party C will comply with and perform all the guarantees, undertakings, agreements, representations and conditions. Party

B and / or Party C shall compensate Party A for any damages suffered by Party A if Party B and / or Party C fails to perform or fully perform its guarantees, undertakings, agreements, representations and conditions.

6.	Rights exercise events and pledge execution

6.1

Where any of the following events occurs (hereinafter referred to as “rights exercise events”), Party A may, in the case that the relevant PRC laws and regulations permit, opt to request Party B or Party C to forthwith and fully fulfill all of their obligations under this Agreement, and the pledge established under this Agreement can also be executed immediately:

(a)	Where Party B or Party C violates any of its material obligations or undertakings and guarantee under this Agreement, or its undertakings and guarantee under this Agreement are materially untrue;

(b)

Where Party B or Party C violate(s) any material obligations or undertakings and guarantee under their respective Master Contract, or its undertakings and guarantee under the Master Contract are materially untrue;

(c)	Where one or more of any obligations of Party B or Party C under this Agreement or the Master Contract are deemed to be unlawful or invalid transactions;

(d)	Where Party C or Party C’s subsidiaries cease(s) or is / are dissolved, or is / are ordered to suspend business, dissolve or go bankrupt;

(e)

Where Party B and / or Party C or Party C’s subsidiaries involve(s) any dispute, litigation, arbitration, administrative proceeding or any other legal proceedings or government inquiry, action or investigation for which Party A reasonably believes to have a material adverse effect on: (i) the ability of Party B to fulfil its obligations under this Agreement or the Master Contract, or (ii) the ability of Party C to fulfil its obligations under this Agreement or the Master Contract; or

(f)	Any other circumstances under which pledged equity may be disposed of under applicable laws and regulations.

6.2

Where any of the above-mentioned rights exercise events occurs, Party A or a third party designated by Party A may, in accordance with the relevant PRC laws and regulations, purchase whole or part of the pledged equity at the lowest price permitted by the laws or designate other parties to purchase whole or part of the pledged equity at the lowest price permitted by the laws, or auction or sell whole or part of the pledged equity and execute the pledge by way of priority of compensation from the proceeds from auction or sale. Party A may forthwith execute the pledge under this Agreement without first exercising any other guarantee or right, or by taking other measures or procedures against Party B and / or Party C or any other party, or by first making other default relief.

6.3

Party B and Party C shall, at the request of Party A, take all legal and appropriate actions required by Party A to ensure that Party A could execute the pledge pursuant to this Agreement. For this purpose, Party B and Party C shall sign all the documents and materials reasonably requested by Party A, and shall implement and handle all acts and matters that Party A reasonably requires.

7.	Transfer

7.1

Party B and Party C shall not be entitled to make a gift of or transfer any of their rights or obligations under this Agreement to any third party without the prior written consent of Party A, except for Party A who obtains the pledged equity directly or indirectly under the “Exclusive Call Option Agreement”.

7.2	This Agreement is binding on both Party B and its successors and is valid for Party A and each successor and assignee.

7.3	Party A may at any time transfer all or any of its rights and obligations under the Master Contract to its designees (which may be natural persons / legal persons), in which case the assignee shall be entitled to and undertake the rights and obligations to be entitled and undertaken by Party A under this Agreement, and shall be the same as those to be entitled and undertaken by any party to this Agreement. When Party A transfers the rights and obligations under the Master Contract, at Party A’s request, Party B and / or Party C or any Party C’s subsidiaries shall transfer and execute the relevant agreements and documents (including but not limited to the new equity interest pledge agreement signed by the assignee of the format and content consistent to this Agreement).

7.4

In case of the change of Party A to this Agreement in consequence of the above Party A’s transfer, the new pledge parties shall re-sign the Equity Interest Pledge Agreement. Party B and Party C shall assist the transferee in handling all the change formalities for equity interest pledge registration (if applicable).

8.	Confidentiality

The entire terms of this Agreement and this Agreement itself are confidential. All parties shall not disclose such information to any third party other than senior officers, directors, employees, agents and professional advisers of the parties and their affiliates, except that there is a need for all parties to disclose the information or content of this document to the government, the public or shareholders in accordance with legal requirements or the requirements of the relevant securities trading institutions or to submit such document to the relevant authorities for the record.

Regardless of whether this Agreement is changed, canceled or terminated, this term is legally binding.

9.	Liability for default

9.1

Where a party fails to fulfil any of its obligations under this Agreement or any representations or guarantees of such party under this Agreement are substantially untrue or inaccurate, such Party shall be in breach of this Agreement and shall be liable in full for compensation of other Party’s actual economic losses; this Article 9 shall not hinder Party A from any other rights under this Agreement.

9.2	Regardless of whether this Agreement is changed, canceled or terminated, this term is legally binding.

10.	Force majeure

A force majeure event means any event unforeseen by any party at the time of signing this Agreement that cannot be avoided, controlled and overcome (including but not limited to earthquake, typhoon, flood, fire, strike, war or riot, etc.).

In view of the fact that the force majeure event affects the performance of this Agreement, in the event of force majeure, the party shall forthwith (i) notify the remaining parties in the form of telegraph, facsimile or other electronic means and submit the written evidence of force majeure within fifteen (15) working days; (ii) take all reasonable and possible measures to eliminate or mitigate the effects of force majeure event and to resume the fulfillment of its obligations upon the elimination or mitigation of the effects of force majeure event.

11.	Changes in agreement parties

Where Party B no longer holds any shares in Party C, Party B shall automatically be deemed as Party B ceasing to be a party to this Agreement. Where any third party becomes a shareholder of Party C, Party A and Party C shall use their best endeavors to urge the third party to become one of Party B to this Agreement as soon as possible by signing the appropriate legal documents.

12.	Termination

Party B and / or Party C shall not be entitled to terminate this Agreement under any circumstance without the written consent of Party A.

Unless this Agreement has been terminated in accordance with these terms, Party A shall, at Party B’s request, lift the pledge of pledged equity under this Agreement as soon as reasonably practicable after Party B and Party C have fully and completely fulfilled all their contractual obligations and settled all the secured debts, and cooperate with Party B to cancel the registration of the pledge of equity made in the register of shareholders of Party C and handle the pledge deregistration with the relevant administration for industry and commerce.

13.	Supplementary provisions

13.1

This Agreement is governed by the laws of PRC in all respects. Any dispute that may arise during the performance of this Agreement shall be settled through amicable negotiations by all parties involved. Where the negotiation fails, either party may submit the dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with the prevailing arbitration rules of such arbitration institution. The place of arbitration is Beijing, the arbitration language is Chinese, the arbitral award is final and binding on all parties. Except for the part that is being submitted to arbitration, the rest of this Agreement shall remain in force. The validity of this Article is not subject to the impact from the change, cancellation or termination of this Agreement.

13.2

This Agreement shall enter into force on the date of signing by all parties and the pledge under this Agreement shall be established from the date on which it is registered in the administration for industry and commerce to which Party C belongs. Unless Party A executes the pledge in accordance with this Agreement within the validity period of this Agreement, this Agreement shall not be terminated until all of the Master Contract has been fulfilled, lapsed or terminated and all the secured debts agreed in Article 2 have been settled, or all parties have engaged in any written agreement to revoke this agreement (whichever is later).

13.3

All parties agree that this Agreement shall be implemented to the extent permitted by law. Where any of the terms of this Agreement or any part of a term is deemed illegal, invalid or unenforceable by any competent authority or court have jurisdiction, such unlawful, invalid or unenforceable terms shall not be prejudice to any other terms of this Agreement or other parts of such terms. Other terms or other parts of such terms shall remain in full force and each party shall use its best endeavors to amend such illegal, invalid or unenforceable terms for the purpose of achieving the original terms.

13.4

This Agreement is prepared in Chinese quadruplicate. Party A and Party B as well as Party C each own one copy respectively. The remaining original copy shall be submitted to the relevant industrial and commercial registration authorities for record filing and registration or retained by Party A. The parties hereby agree that, as required by the relevant industrial and commercial registration authority, the parties may separately enter into another agreement meeting the requirements of the industrial and commercial authority, provided that the substantive content of such agreement shall be consistent with this Agreement. Where such agreement is inconsistent with any term any condition hereof, no matter whether or not the date of such agreement is later than the date hereof, this Agreement shall prevail.

13.5

Upon signing this Agreement, it shall supersede any prior undertakings, memorandums, agreements or any other documents previously made in respect of the subject matter of this Agreement. This Agreement shall supersede the Previous Equity Interest Pledge Agreement signed by the parties and the Previous Equity Interest Pledge Agreement shall be expired upon and after the effective date hereof.

13.6	Any amendment or supplement to this Agreement must be made in writing and shall be effective only after all parties to this Agreement have signed it in effect.

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IN WITNESS WHEREOF, this Agreement has been executed by the Parties or their authorized representative hereto as of the date first above written.

Party A: Beijing Lexuebang Network Technology Co., Ltd. (Seal)

Authorized representative (Signature):	/s/ Luo Bin

/s/ Seal of Beijing Lexuebang Network Technology Co., Ltd.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties or their authorized representative hereto as of the date first above written.

Party B:

Guo Shuai

Signature:	/s/ Guo Shuai

IN WITNESS WHEREOF, this Agreement has been executed by the Parties or their authorized representative hereto as of the date first above written.

Party B:

Huang Ruonan

Signature:	/s/ Huang Ruonan

IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto as of the date first above written.

Party C: Shanghai Duwen Education Technology Co., Ltd. (Seal)

Authorized representative (Signature):	/s/ Huang Ruonan

/s/ Seal of Shanghai Duwen Education Technology Co., Ltd.

Appendix I Current Shareholders of Party C

Name of Shareholder	Capital contribution （’0,000 RMB）	Ratio of capital contribution
Guo Shuai	70.0	70.0%
Huang Ruonan	30.0	30.0%
Total	100.0	100.0%

Appendix II Master Contract List

1.	“Exclusive Call Option Agreement” signed on May 1, 2025 by and among Beijing Lexuebang Network Technology Co., Ltd., Guo Shuai, Huang Ruonan and Shanghai Duwen Education Technology Co., Ltd.

2.

“Exclusive Management Services and Business Cooperation Agreement” signed on May 1, 2025 by and among Beijing Lexuebang Network Technology Co., Ltd., Guo Shuai, Huang Ruonan and Shanghai Duwen Education Technology Co., Ltd.

3.	“Power of Attorney” issued on May 1, 2025 by Guo Shuai

4.	“Power of Attorney” issued on May 1, 2025 by Huang Ruonan

Appendix III Register of Shareholders

Register of Shareholders of Shanghai Duwen Education Technology Co., Ltd.

Name of shareholder	Capital contribution (’0,000 RMB)	Ratio of capital contribution	Pledge of equity
Guo Shuai	70.0	70.0%

70.0% equity have been pledged to Beijing Lexuebang Network Technology Co., Ltd. in accordance with the Equity Interest Pledge Agreement signed on May 1, 2025 by and among Beijing Lexuebang Network Technology Co., Ltd., Guo Shuai, Huang Ruonan and Shanghai Duwen Education Technology Co., Ltd.

Huang Ruonan	30.0	30.0%

30.0% equity have been pledged to Beijing Lexuebang Network Technology Co., Ltd. in accordance with the Equity Interest Pledge Agreement signed on May 1, 2025 by and among Beijing Lexuebang Network Technology Co., Ltd., Guo Shuai, Huang Ruonan and Shanghai Duwen Education Technology Co., Ltd.

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(This page is the signature page of the Register of Shareholders of Shanghai Duwen Education Technology Co., Ltd.)

Company: Shanghai Duwen Education Technology Co., Ltd. (Seal)

Authorized representative (Signature):	/s/ Huang Ruonan

Date: May 1, 2025